Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is entered into this 2nd day of August, 2006, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and Douglas G. Borror (hereinafter called the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement, effective July 1, 2004 (the “Agreement”).

WHEREAS, in light of current business conditions affecting the Company, Employee has offered to take a temporary reduction in annual base salary effective August 1, 2006 through December 31, 2006, and the Company has accepted this offer.

WHEREAS, the Company and Employee desire to amend the Agreement to reflect this change, as set forth herein.

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the adequacy of which is agreed to by the parties, the Company and the Employee hereby mutually agree as follows:

1. The first sentence of Paragraph 3, Compensation, of the Agreement, shall be deleted in its entirety and replaced with the following:

“For such services, Executive shall receive an annual base salary of Six Hundred Fifty Thousand Dollars ($650,000), which may be increased, but not decreased without the Executive’s written consent, by the Committee during the term of this Agreement; provided, however, that effective from August 1, 2006 to December 31, 2006, and subject to further extension at the Executive’s discretion, Executive shall receive an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000).

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment to Employment Agreement as of the date set forth above.

EXECUTIVE	DOMINION HOMES, INC.

/s/ Douglas G. Borror	/s/ Christine A. Murry
Douglas G. Borror	Christine A. Murry,
Vice President, Corporate Counsel and Secretary